Offering Participant Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-177972

Dated October 29, 2012

Free Writing Prospectus

Applied Medical Corporation has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by call toll free: 1-800-OPENIPO (1-800-673-6476).

On October 29, 2012, W.R. Hambrecht + Co., made a video available on its website. The video featured Reid Dennis, the founder of Institutional Venture Partners, which is a selling stockholder in the proposed initial public offering. A transcript of the video is set forth below.

This video contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “would,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, although not all forward-looking statements contain these words. These statements related to future events or Applied Medical Corporation (“AMC”)’s future growth, financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described more fully in AMC’s most recent prospectus filed with the SEC, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In light of the significant uncertainties in the forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation if warranty by any person that AMC will achieve its objectives and plans in any specified timeframe, or at all. The forward-looking statements contained in this presentation represent estimates and assumptions only as of the date of this presentation and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this presentation.

Transcript

Reid Dennis, Institutional Venture Partners

Video October 29, 2012

I’m Reid Dennis and I am the founder of the Institutional Venture Partners group of venture capital funds that are based in Menlo Park, California.

We invested, through one of our funds, IVP IV, we invested in Applied Medical Corporation twenty-four years ago, when it was a start-up enterprise, and we led the follow-on financing twenty years ago.

Now, this is a very successful company. They are in a highly competitive industry and yet they have become the low-cost producer. Applied Medical Corporation has done all of its manufacturing essentially in Southern California in their own plants and in their own owned-plants.

The problem we have is that IVP IV was supposed to be a ten-year fund, which is standard in the venture capital industry, so twenty-four years is a long time to try to keep maintaining a fund that was supposed to last for ten years. Our investors, some of them have had a real need for liquidity. These investors include a major bank, which you would all be familiar with; two major university endowment funds which would be familiar to you; several large insurance companies, and a major corporation’s retirement plan. Some of these investors, our investors that invested in our fund have had to sell their holdings in IVP IV at a very, very substantial discount from what the true value should be. And that is really painful, to them as well as to us. None of us who are closely associated with Institutional Venture Partners are anxious to sell our investment in Applied Medical Corporation. I would like to continue to hold onto the stock that I own in this company as long as I can and I would love to be able to make gifts of it to my children and my grandchildren. Because I think it has a long way to go as a growth company.

However, what we really need is a marketable security that reflects the true value that we helped to create by making our investment in the first place some twenty-four years ago.

Thank you for your interest and I hope this has been helpful.